EXHIBIT 99.1

234 Ninth Avenue North	T	206-624-3357
Seattle, WA	F	206-624-6857
98109	www.jonessoda.com

NEWS RELEASE

JONES SODA CO. ANNOUNCES SECOND QUARTER 2003 FINANCIAL RESULTS

—Profitable Second Quarter and Profitable Year-to-Date Results—

July 31, 2003	Trading Symbol:	TSXVE: OTC:	JSD JSDA

Seattle, Washington U.S.A. – Jones Soda Co. (the “Company” or “Jones”), today announced financial results for the second quarter ended June 30, 2003.

Revenue for the second quarter of fiscal 2003 was $6,222,816 compared to $5,840,940 for the second quarter of fiscal 2002. Net income was $318,292, or $0.02 per basic and diluted share, for the second quarter of fiscal 2003 versus a loss of ($518,687), or ($0.03) per basic and diluted share, for the same period last year.

For the six months ended June 30, 2003, revenue was $10,083,436 compared to $9,814,494 for the six month period in 2002. Net income for the six months ended June 30, 2003 was $246,209, or $0.01 per basic and diluted share versus a loss of $(834,254), or ($0.04) per basic and diluted share, for the same period last year.

Gross margin for the second quarter ended June 30, 2003 increased 970 basis points to 37.3% compared to 27.5% for the second quarter ended June 30, 2002. Operating expenses as a percentage of sales improved to 32.7% for the second quarter 2002 compared to 35.8% for the second quarter in 2002.

Peter van Stolk, President and C.E.O, commented, “Our second quarter performance was highlighted by our positive earnings both for the quarter and year-to-date. By concentrating our efforts on our core markets we have experienced heightened efficiencies across the board that continue to drive our bottom line performance. We believe we are well positioned to capitalize on the opportunities we have created in the market.”

“During the quarter we continued to build on our business by signing a distribution agreement with Panera Bread Company for our Jones Soda and Natural products,” continued Mr. van Stolk. “Adding a powerful food retailer shortly after our launch at Barnes & Noble is a great accomplishment for our Company and a testament to the strength of our brand. In addition, we increased penetration in key accounts including Albertsons and a number of regional beverage retailers throughout the Northwest, Southwest and Inter Mountain region as well as began distribution in the New York City market.”

Mr. van Stolk concluded, “I am extremely proud of our results and accomplishments during the first half of 2003. Our ability to achieve profitability is directly related to the hard work by our team and demonstrates the significant progress we have made over the past 18 months. We move forward with a powerful brand, a strong portfolio of products, a focused strategy and a management team dedicated to delivering long-term profitability and increased shareholder value.”

The Company also announces that it has accepted the resignation of one of its directors, Mr. Bill Collin and thanks him for his two years of service as a Board Member of Jones Soda Co.

Headquartered in Seattle, Washington, Jones Soda Co., manufactures its Jones Soda, Jones Naturals, Jones Energy and Whoopass brands and sells it through its distribution network in select markets across North America. A leader in the premium soda category, Jones is known for its innovative labeling technique that incorporates always-changing photos sent in from its consumers. Jones Soda is sold through traditional beverage retailers and everywhere you’d never expect to find a soda.

This press release contains forward-looking statements and projections concerning the Company’s plans, strategies, expectations, predictions and financial projections concerning the Company’s future activities and results of operations and other future events or conditions, and are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “believe,” “anticipate,” “may,” “will,” “plan,” “intend,” “estimate,” “could,” and other similar expressions are intended to identify these forward-looking statements. In particular, statements in this release regarding potential growth opportunities, working capital and cash flow management, operational and expense controls, profitability and results of operations are forward looking. Statements in this press release, and elsewhere, that look forward in time or include anything other than historical information involve risks and uncertainties that may affect the Company’s actual results of operations. These statements by the Company are subject to certain risks, including, among others, future demand for Jones Soda, Jones Naturals and Whoopass, competition from other businesses providing similar products, the ability to maintain profitability and control expenses and the Company’s ability to successfully execute its business strategy. These and other risks and uncertainties are discussed in more detail in the Company’s periodic reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, which are available at the SEC website at www.sec.gov.

(See attached Exhibits)

JONES SODA CO.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited - $US)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenue	$6,222,816	$5,840,940	$10,083,436	$9,814,494
Cost of Goods Sold	3,906,930	3,808,442	6,476,784	6,349,882
Write down of inventory	—	428,172	—	428,172

	3,906,930	4,236,614	6,476,784	6,778,054

Gross Profit	$2,315,886	$1,604,326	$3,606,652	$3,036,440
Gross Margin	37.3%	27.5%	35.8%	30.9%
Operating Expenses:
Promotion and Selling	1,454,628	1,412,882	2,317,518	2,503,204
General & Admin.	475,429	630,034	914,116	1,249,363
Dep’n & Amortization	40,210	45,678	79,245	90,666
Non Cash Stock Compensation	63,084	—	63,084	—

	2,033,351	2,088,594	3,373,963	3,843,233

Earnings (Loss) from Operations	282,535	(484,268)	232,689	(806,793)
Other income (expense)	35,757	(34,419)	13,520	(27,461)
Earnings (loss)	$318,292	$(518,687)	$246,209	$(834,254)

Earnings (loss) per share:
Basic	$0.02	$(0.03)	$0.01	$(0.04)
Diluted	$0.02	$(0.03)	$0.01	$(0.04)

JONES SODA CO.

CONSOLIDATED BALANCE SHEET

(Unaudited - $US)

	June 30, 2003	Dec. 31, 2002
ASSETS
Current Assets	$5,353,805	$3,274,428
Note Receivable	113,251	153,278
Deposits	29,464	29,464
Fixed Assets	553,101	539,758
Intangible Assets	91,996	106,434

	$6,141,617	$4,103,362

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	$3,722,243	$1,986,836
Capital Lease Obligations	24,996	13,777
Deferred Revenue	284,314	301,979
Stockholders’ Equity	2,110,064	1,800,770

	$6,141,617	$4,103,362

For further information, contact:

Jennifer Cue, Jones Soda Co.

(206) 624-3357 or jencue@jonessoda.com

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The Toronto Venture Exchange has not reviewed and does not accept responsibility for the adequacy of the content of the information herein.

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